Exhibit 10.10

Home Health and Home Care Division

Vice President and Regional Director Bonus Plan

The bonus plan described below applies to all Home Health and Home Care Division Vice Presidents and Regional Directors.

Company Financial Performance

To establish shared accountability and ownership for the Company’s financial performance, the Home Health and Home Care Division Vice Presidents’ and Regional Directors’ bonus earnings will be directly impacted by the Company’s performance against its budgeted annual operating income target. The VP’s/RD’s bonus percentage earned, based on his/her performance in the areas defined below, will be adjusted by up to 10%, up or down (i.e., multiplied by .90 or 1.10), based on the Company’s actual performance to budget. For example, if the VP’s/RD’s bonus percentage earned is 90% and the Company achieves 95% of its budgeted annual operating income, the adjusted bonus percentage earned would be 85.5% (.90 x .95 = .855). Conversely, if the VP’s/RD’s bonus percentage earned is 90% and the Company achieves 105% of its budgeted annual operating income, the adjusted bonus percentage earned would be 94.5% (.90 x 1.05 = .945).

Percent of Total Bonus	Bonus Plan Component & Criteria
60%	BUDGETED INCOME – Achievement at the following actual annual operating income levels earns the corresponding percentage of the award for this bonus plan component:

•        100% of budgeted operating income earns 100% of award

•        96-99% of budgeted operating income earns 75% of award

•        91-95% of budgeted operating income earns 50% of award

•        Income below 91% of budgeted operating income does not qualify for an award

President’s Circle

As additional incentive for exemplary performance above budgeted levels, managers may earn an additional one percent of base salary for each one percent of operating income achieved over the budgeted level, capped at 100% (or double) the Agency/Branch Director’s total bonus available of 20% (i.e., at 40% of base salary). Therefore, if actual operating income exceeds budget by 120% or more, the maximum bonus of 40% of base salary will be earned. If actual operating income levels are achieved between 101% and 119% of budget, bonuses between 21% and 39% of base salary will be earned. To qualify for this award, the branch must meet or exceed budget in revenue and operating income, and the Agency/Branch Director must have been employed before March 1st of that fiscal year.

40%	SPECIFIC CENSUS GROWTH OBJECTIVES AND DIVISION/REGION OBJECTIVES

Each Division, Region and Branch will be required to meet specific objectives as set forth in the Annual Plan. Bonus awards for this component will be based solely on the Company’s determination of the degree to which these specific objectives are achieved.

This plan becomes effective in fiscal year 2009. This plan remains in force for all future years until changed. This plan voids all previous bonus/award plans. Awards are prorated for managers becoming employed during the fiscal year. Award calculations are based on collected revenues as determined by the Company’s outside auditors. Awards are distributed no more than 30 days after completion of the Company’s audited financial statements as determined by the Company. The Manager agrees that bonuses are not salary or wages, and are provided only to Managers employed with Addus HealthCare in good standing on the day awards are distributed. This plan may be altered or modified at any time by the Company upon notice to the employee.

(HH & HC Division RD & VP Bonus Plan - rev.2/09)